Exhibit 23.1 – Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement (No. 333-208892) on Form S-8 of Level 3 Communications, Inc. of our report dated June 16, 2017, relating to our audit of the financial statements and supplemental schedule of the Level 3 Communications, Inc. 401(k) Plan, which appears in this Annual Report on Form 11-K of the Level 3 Communications, Inc. 401(k) Plan for the year ended December 31, 2016.

Respectfully Submitted,

/s/ Insero & Co. CPAs, LLP

Insero & Co. CPAs, LLP
Certified Public Accountants

Rochester, New York
June 16, 2017